EXHIBIT 99.1

HSN, Inc. Reports Fourth Quarter and Full Year 2016 Results

HSNi Results for the Fourth Quarter of 2016:

  Net sales decreased 2% while digital sales increased 4% now representing 55% of the business
  Diluted and Adjusted EPS were $0.82 including the $0.19 charge from the supply chain optimization implementation
  Rod Little appointed Chief Financial Officer of HSNi

ST. PETERSBURG, Fla., Feb. 22, 2017 (GLOBE NEWSWIRE) -- HSN, Inc. (NASDAQ:HSNI) reported results for the fourth quarter and full year ended December 31, 2016 for HSN, Inc. (“HSNi” or “Company”) and its two operating segments, HSN and Cornerstone.

Table 1
HSNi SUMMARY RESULTS AND KEY OPERATING METRICS (a)(b)
(In millions, except per share and average price point amounts)

	Q4 2016	Q4 2015	Change	FY 2016	FY 2015	Change
Net Sales	$1,073.4	$1,098.2	(2%)	$3,567.5	$3,690.6	(3%)

GAAP results:
Operating Income	$72.9	$98.5	(26%)	$205.8	$284.0	(28%)
Net Income	$43.5	$59.7	(27%)	$118.7	$169.2	(30%)
Diluted EPS	$0.82	$1.12	(27%)	$2.25	$3.16	(29%)

Non-GAAP results: (c)
Adjusted EBITDA	$88.1	$116.1	(24%)	$299.2	$357.4	(16%)
Adjusted Net Income	$43.3	$60.9	(29%)	$138.3	$175.6	(21%)
Adjusted EPS	$0.82	$1.15	(29%)	$2.62	$3.28	(20%)

Average price point	$63.31	$63.53	—%	$62.85	$64.03	(2%)
Units shipped	19.0	19.3	(1%)	63.1	64.3	(2%)
Gross profit rate	31.2%	33.8%	(260 bps)	34.1%	35.6%	(150 bps)
Return rate	14.6%	15.4%	80 bps	15.3%	15.9%	60 bps
Digital sales penetration	55.0%	51.7%	330 bps	53.1%	50.0%	310 bps
Mobile sales as a % of digital	44.8%	40.0%	480 bps	42.0%	37.0%	500 bps

(a)	Includes the results of TravelSmith and Chasing Fireflies through the date of the divestiture on September 8, 2016.
(b)	Cornerstone's fourth quarter of 2016 consisted of 14-weeks compared to 13-weeks in the prior year resulting in an additional $15 million in net sales in 2016.
(c)	See reconciliation of GAAP to Non-GAAP measures in Table 4.

Fourth Quarter 2016 Results vs Fourth Quarter 2015 Results

  HSNi’s net sales decreased 2% to $1.1 billion.  Net sales at HSN decreased 1% to $769.3 million and Cornerstone’s net sales decreased 5% to $304.0 million.  Cornerstone's 2015 net sales include the results of TravelSmith and Chasing Fireflies and its 2016 results include a 14-week period compared to a 13-week period in the prior year. Excluding these effects, HSNi's and Cornerstone's net sales both decreased 1%.
	HSNi			Cornerstone
Fourth quarter net sales (in millions)	2016	2015	Change	2016	2015	Change
As reported	$1,073.4	$1,098.2	(2)%	$304.0	$319.5	(5)%
TravelSmith and Chasing Fireflies	—	(28.7)		—	(28.7)
Additional week	(15.0)	—		(15.0)	—
Net sales, comparable basis	$1,058.4	$1,069.5	(1)%	$289.0	$290.8	(1)%

  HSNi's digital sales grew 4% with penetration increasing 330 basis points to 55%.

  As part of HSNi's supply chain optimization, HSN began phasing in its expanded automation capabilities in its Piney Flats, Tennessee distribution center in the third quarter of 2016.  During the conversion, the company experienced implementation issues which had an impact of approximately $16 million, or $0.19 per diluted share, in the fourth quarter which largely impacted gross profit and, to a lesser extent, operating expenses.

  HSNi's operating income decreased 26% to $72.9 million.  HSN's operating income decreased 27% to $64.6 million.  Cornerstone's operating income decreased 12% to $8.3 million.

  Net income was $43.5 million compared to $59.7 million in the prior year.

  HSNi’s Adjusted EBITDA decreased 24% to $88.1 million.  HSN's Adjusted EBITDA decreased 25% to $75.8 million.  Cornerstone's Adjusted EBITDA decreased 17% to $12.3 million.

  Diluted EPS was $0.82 compared to $1.12 in the prior year.  Adjusted EPS was $0.82 compared to $1.15 in the prior year.

  The company appointed Rod Little as Chief Financial Officer of HSNi on January 3, 2017, reporting to CEO Mindy Grossman.  Mr. Little comes to HSNi with significant public company expertise in the consumer products industry, having served as Chief Financial Officer for Elizabeth Arden, Inc. as well as a variety of leadership positions with Procter & Gamble.

  HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable March 22, 2017 to shareholders of record as of March 8, 2017.

Full Year 2016 Results vs Full Year 2015 Results

  On September 8, 2016, Cornerstone completed the divestiture of TravelSmith and Chasing Fireflies, two of the apparel brands within its portfolio.  For the year ended December 31, 2016, Cornerstone recorded a loss on sale and asset impairment charge of $31.2 million.

  HSNi’s net sales decreased 3% to $3.6 billion.  Net sales at HSN decreased 3% to $2.5 billion and Cornerstone’s net sales decreased 5% to $1.1 billion.  Cornerstone's net sales include the results of  TravelSmith and Chasing Fireflies through the date of the divestiture and its 2016 results include a 53-week period compared to a 52-week period in the prior year. Excluding these effects, HSNi's net sales decreased 2% and Cornerstone's net sales decreased 1%.
	HSNi			Cornerstone
Annual net sales (in millions)	2016	2015	Change	2016	2015	Change
As reported	$3,567.5	$3,690.6	(3)%	$1,092.9	$1,148.5	(5)%
TravelSmith and Chasing Fireflies	(43.6)	(99.2)		(43.6)	(99.2)
Additional week	(15.0)	—		(15.0)	—
Net sales, comparable basis	$3,508.9	$3,591.4	(2)%	$1,034.3	$1,049.3	(1)%

  HSNi's digital sales grew 3% with penetration increasing 310 basis points to 53%.

  HSNi's operating income, which includes a charge of $31.2 million related to the divestiture of TravelSmith and Chasing Fireflies, decreased 28% to $205.8 million.  HSN's operating income decreased 15% to $216.3 million.  Including the loss on the divestitures, Cornerstone's operating loss was $10.5 million compared to operating income of $30.4 million in the prior year.

  Net income was $118.7 million compared to $169.2 million in the prior year.

  HSNi’s Adjusted EBITDA decreased 16% to $299.2 million.  HSN's Adjusted EBITDA decreased 14% to $260.8 million.  Cornerstone's Adjusted EBITDA decreased 30% to $38.3 million.

  Diluted EPS, which includes the loss related to the divestiture of TravelSmith and Chasing Fireflies of $0.37 per diluted share, was $2.25 compared to $3.16 in the prior year.  Adjusted EPS was $2.62 compared to $3.28 in the prior year.

  As part of its capital return plan, HSNi returned $90 million to shareholders in 2016 consisting of quarterly dividends of $73.2 million and $16.6 million in share repurchases.

“Clearly, 2016 was a year of disruption in retail characterized by a distracting environment, cautious consumer spending and a heightened promotional climate. While this impacted the performance of our business, we have been taking strategic actions to best position HSNi and take advantage of new opportunities, including building our brands with a continued emphasis on digital—now representing 55% of our business, with mobile 45% of digital,” stated Mindy Grossman, CEO of HSN, Inc.

“In addition to the disruptive retail climate, our overall fourth quarter results were affected by certain underperforming product categories—particularly jewelry at HSN and areas within home in the Cornerstone portfolio, the standardization of our shipping and handling practices at HSN and implementation of our supply chain optimization initiative.  Also, our year-ago comparisons were distorted by the divestiture of two businesses,” added Ms. Grossman.

“We expect our hard work and learnings from 2016 to position 2017 as a Year of Growth Regeneration, with a laser-focus on our proprietary product pipeline; driving customer acquisition, retention and spend; optimizing digital platforms; leveraging our distributed commerce capabilities; advancing our supply chain initiatives and cultivating talent across the organization. We will be executing against these priorities while investing in operational execution for future efficiency and leverage,” added Ms. Grossman. “I am particularly excited that Rod Little has recently joined as CFO of HSNi. Rod will be a key partner as we evolve and pursue our strategies with an emphasis on growth, optimal resource allocation, expense management and value creation.”

Table 2
SEGMENT RESULTS (a)(b)
($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2016	2015	Change	2016	2015	Change
Net Sales
HSN (c)	$769.3	$778.7	(1%)	$2,474.6	$2,542.1	(3%)
Cornerstone	304.0	319.5	(5%)	1,092.9	1,148.5	(5%)
Total HSNi (c)	$1,073.4	$1,098.2	(2%)	$3,567.5	$3,690.6	(3%)

Gross Profit
HSN (c)	$229.7	$252.2	(9%)	$816.0	$873.5	(7%)
Cornerstone	105.6	119.4	(12%)	400.6	441.1	(9%)
Total HSNi (c)	$335.3	$371.5	(10%)	$1,216.7	$1,314.6	(7%)

Operating Income (Loss)
HSN (c)	$64.6	$89.0	(27%)	$216.3	$253.6	(15%)
Cornerstone	8.3	9.5	(12%)	(10.5)	30.4	(135%)
Total HSNi (c)	$72.9	$98.5	(26%)	$205.8	$284.0	(28%)

Adjusted EBITDA (Non-GAAP measure) (d)
HSN (c)	$75.8	$101.4	(25%)	$260.8	$302.9	(14%)
Cornerstone	12.3	14.7	(17%)	38.3	54.6	(30%)
Total HSNi (c)	$88.1	$116.1	(24%)	$299.2	$357.4	(16%)

(a)  Includes the results of TravelSmith and Chasing Fireflies through the date of the divestiture on September 8, 2016.  Adjusted EBITDA (a non-GAAP measure) for the full year 2016 excludes charges of $31.2 million for the loss on sale and asset impairment.

(b) Cornerstone's fourth quarter of 2016 consisted of 14-weeks compared to 13-weeks in the prior year resulting in an additional $15 million in net sales in the fourth quarter and full year 2016.
(c) Includes the impact of the supply chain optimization implementation which decreased gross profit by approximately $13 million and increased operating expenses by approximately $3 million.
(d) See reconciliation of GAAP to Non-GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS (a)(b)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2016	2015	Change	2016	2015	Change
HSN:
Average price point	$58.85	$60.24	(2%)	$56.61	$58.61	(3%)
Units shipped (millions)	15.0	14.8	2%	50.0	49.8	—%
Gross profit rate (c)	29.9%	32.4%	(250 bps)	33.0%	34.4%	(140 bps)
Return rate	15.2%	16.3%	110 bps	16.3%	17.1%	80 bps
Digital sales penetration	47.7%	43.3%	440 bps	45.2%	41.4%	380 bps
Mobile sales penetration as a % of digital	53.8%	49.4%	440 bps	52.1%	46.0%	610 bps
Cornerstone:
Average price point	$79.53	$73.91	8%	$86.12	$82.18	5%
Units shipped (millions)	4.0	4.5	(11%)	13.1	14.5	(9%)
Gross profit rate	34.7%	37.4%	(270 bps)	36.7%	38.4%	(170 bps)
Return rate	13.0%	13.3%	30 bps	12.8%	13.1%	30 bps
Digital sales penetration	73.2%	71.9%	130 bps	71.0%	69.0%	200 bps
Mobile sales as a % of digital	29.9%	26.1%	380 bps	27.6%	25.0%	260 bps
Catalog circulation (millions)	75.0	79.3	(5%)	312.6	330.6	(5%)

(a) Includes the results of TravelSmith and Chasing Fireflies through the date of the divestiture on September 8, 2016.
(b) Cornerstone's fourth quarter of 2016 consisted of 14-weeks compared to 13-weeks in the prior year resulting in an additional $15 million in net sales in the fourth quarter and full year 2016.
(c) Includes the impact of the supply chain optimization implementation which decreased gross profit rate by approximately 160 basis points.

HSN Segment Results for the Fourth Quarter 2016

HSN’s net sales were $769.3 million, a decrease of 1% from the prior year.  The decrease is largely due to a direct-response television marketing campaign that concluded earlier this year and the prior year’s incremental sales from the initial roll-out for a wholesale business expansion, offset by a 1% increase in HSN’s core business.  Digital sales grew 9% with penetration increasing 440 basis points to 48%.  Sales grew in wellness, culinary and electronics, offset by decreases in jewelry, apparel and accessories and in shipping revenues.  The decrease in shipping revenues is primarily due to changes in the standard shipping rates which became effective in August 2016 as well as increased promotions. Average price point decreased 2% largely due to an increase in promotional activity and changes in product mix. Units shipped increased 2%.

Gross profit decreased 9% to $229.7 million.  Gross profit rate decreased 250 basis points to 29.9% primarily due to higher shipping and handling costs and lower shipping revenues.  The increase in shipping and handling costs was largely due to the issues with the implementation of HSN's supply chain optimization, changes in product mix and increased shipping cost rates.  The implementation issues reduced gross profit by $13 million, or 160 basis points as a percentage of net sales.

Operating expenses increased 1% to $165.1.  Operating expenses, including non-GAAP adjustments identified in Table 4, increased 2% to $153.8 million.

Operating income decreased 27% to $64.6 million.  Adjusted EBITDA decreased 25% to $75.8 million.  Excluding the impact of the supply chain optimization implementation, operating income was $80.6 million and Adjusted EBITDA was $91.8 million representing 9% decreases from the prior year.

Cornerstone Segment Results for the Fourth Quarter 2016

Cornerstone’s net sales decreased 5% to $304.0 million. Excluding the impact of the business divestitures and removing the benefit of the additional week, Cornerstone's net sales decreased 1% due to a decline in the home brands.  Catalog circulation decreased 5%.  Digital sales penetration increased 130 basis points to 73.2%.  Average price point increased 8% to $79.53 while units shipped decreased 11% to 4.0 million primarily due to a product mix shift resulting from the divestitures.

Gross profit decreased 12% to $105.6 million.  The gross profit rate decreased 270 basis points to 34.7% primarily due to lower shipping margins driven by higher promotional activity in the home brands.

Operating expenses decreased 11% to $97.3 million due to the divestiture of TravelSmith and Chasing Fireflies.  Operating expenses, including non-GAAP adjustments identified in Table 4, decreased 11% to $93.3 million. Excluding the divestitures, operating expenses increased $3.5 million largely due to an increase in digital marketing, partially offset by lower catalog costs.

Operating income decreased $1.2 million to $8.3 million.  Adjusted EBITDA decreased $2.4 million to $12.3 million.  Excluding the operating results of the divested businesses, Adjusted EBITDA decreased $6.2 million compared to the prior year due to lower performance in the home brands.

Liquidity and Capital Resources

As of December 31, 2016, HSNi had cash and cash equivalents of $42.7 million compared to $63.9 million at December 31, 2015.  Net cash provided by operating activities for the year ended December 31, 2016 increased $33.0 million to $236.5 million compared to $203.5 million in the prior year primarily due to lower investment in inventories and the timing of accounts payable that were partially offset by higher utilization of HSN's Flexpay offering.

As of December 31, 2016, total debt was $515.0 million, resulting in a ratio of total debt to Adjusted EBITDA, as defined in HSNi's credit agreement, of approximately 1.7x as compared to a maximum allowable leverage ratio of 3.5x.

HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable March 22, 2017 to shareholders of record as of March 8, 2017.

Since inception of its most recent share repurchase program authorized in January 2015, HSNi has repurchased a total of 1.3 million shares at an aggregate cost of $75.1 million at an average cost of $57.56 per share.  As of December 31, 2016, there were 2.7 million shares remaining under the existing share repurchase authorization.

Effective Tax Rate

The effective tax rate for HSNi was 37% for the fourth quarter and annual period of 2016, consistent with the prior year.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance and financial condition of HSNi, its operating segments and its consolidated subsidiaries.  Forward-looking statements are based on management’s current expectations and assumptions which may not prove to be accurate.  Forward-looking statements are not guarantees of performance or historical facts and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause or contribute to such differences include but are not limited to: our ability to attract new and retain existing customers in a cost-effective manner; our exposure to intense competition and our ability to effectively compete for customers; changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; failure to attract and retain television viewers and secure a suitable programming tier of carriage and channel placement for the HSN television network programming; changes to international and national trade laws, regulations and policies (particularly those related to or restricting global trade) could significantly impair HSNi’s profitability; interruption, lack of redundancy or difficulties implementing new or upgraded technology in our systems or infrastructure could affect our ability to broadcast, operate websites, process and fulfill transactions, respond to customer inquiries and/or maintain cost efficient operations; any technological or regulatory developments that could negatively impact the way we do business, including legislation or regulations regarding income taxes or sales and use taxes; risks associated with possible systems failures and/or security breaches, including any breach that results in the theft, transfer or unauthorized access or disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; changes in shipping and handling costs, particularly if we are unable to offset them; changes in consumer expectations towards reduced shipping charges and faster delivery times, particularly if we are unable to meet them; any material change in HSNi’s business prospects and/or strategy, including whether HSNi’s initiatives and investments will be effective; our ability to offer new or innovative products and services through various platforms in a cost effective manner and consumer acceptance of these products and services; risks associated with litigation, audits, claims and assessments; risks associated with acquisitions including the ability to successfully integrate new businesses and achieve expected benefits and results; and the loss of any key member of our senior management team.  More information about potential factors that could affect HSNi’s business and financial results is included in our filings with the U.S. Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect HSNi’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate.  All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice.  Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release.  Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements.  Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, Rod Little, Chief Financial Officer, and Judy Schmeling, Chief Operating Officer and President of Cornerstone Brands, will hold a conference call on Wednesday, February 22, 2017 at 9:00 a.m., Eastern Time, to discuss these results.  Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call.  There will also be a simultaneous audio webcast available via HSNi’s website at http://www.hsni.com.

A replay of the conference call can be accessed until Wednesday, March 8, 2017 by dialing 855-859-2056 or 404-537-3406, plus the pass code 56861501 and will also be hosted on the company’s website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $4 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 91 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Frontgate®, Garnet Hill®, Grandin Road® and Improvements®. Cornerstone distributes approximately 300 million catalogs annually, operates five separate digital sales sites and operates 16 retail and outlet stores.

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net sales	$1,073,389	$1,098,178	$3,567,485	$3,690,575
Cost of sales	738,099	726,632	2,350,817	2,376,012
Gross profit	335,290	371,546	1,216,668	1,314,563
Operating expenses:
Selling and marketing	197,465	206,480	743,468	763,070
General and administrative	54,331	54,442	193,449	217,381
Depreciation and amortization	10,967	10,476	42,712	43,418
Sale of businesses and asset impairment	(363)	1,660	31,232	6,660
Total operating expenses	262,400	273,058	1,010,861	1,030,529
Operating income	72,890	98,488	205,807	284,034
Interest expense, net	(4,091)	(3,939)	(16,079)	(15,180)
Income before income taxes	68,799	94,549	189,728	268,854
Income tax provision	(25,279)	(34,839)	(71,020)	(99,615)
Net income	$43,520	$59,710	$118,708	$169,239

Net income per share
Basic	$0.83	$1.14	$2.27	$3.22
Diluted	$0.82	$1.12	$2.25	$3.16

Shares used in computing earnings per share
Basic	52,319	52,516	52,359	52,627
Diluted	52,759	53,089	52,863	53,505

Dividends declared per common share	$0.35	$0.35	$1.40	$11.40

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$42,734	$63,926
Accounts receivable, net	335,005	306,575
Inventories	391,106	428,025
Prepaid expenses and other current assets	44,173	45,402
Total current assets	813,018	843,928
Property and equipment, net	211,106	211,793
Intangible assets, net	253,623	255,268
Goodwill	9,858	9,858
Other non-current assets	16,928	13,724
TOTAL ASSETS	$1,304,533	$1,334,571
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$293,816	$254,704
Current maturities of long-term debt	25,000	25,000
Accrued expenses and other current liabilities	225,265	235,042
Total current liabilities	544,081	514,746
Long-term debt, net of current maturities and unamortized deferred financing costs	484,878	608,108
Deferred income taxes	59,760	44,498
Other long-term liabilities	20,328	20,657
Total liabilities	1,109,047	1,188,009
Total shareholders' equity	195,486	146,562
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,304,533	$1,334,571

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Year Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Net income	$118,708	$169,239
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,712	43,418
Stock-based compensation expense	19,233	18,408
Loss on sale of businesses and asset impairment	27,768	6,660
Amortization of debt issuance costs	1,770	1,700
Deferred income taxes	13,851	(10,710)
Bad debt expense	22,768	34,012
Excess tax benefits from stock-based awards	(324)	(13,011)
Other	11	231
Changes in current assets and liabilities:
Accounts receivable	(51,727)	(22,804)
Inventories	7,630	(29,319)
Prepaid expenses and other assets	(2,696)	(3,101)
Accounts payable, accrued expenses and other liabilities	36,814	8,805
Net cash provided by operating activities	236,518	203,528
Cash flows from investing activities:
Capital expenditures	(41,742)	(60,692)
Other	(619)	(1,428)
Net cash used in investing activities	(42,361)	(62,120)
Cash flows from financing activities:
Borrowings under term loan	—	500,000
Repayments of term loan	(25,000)	(228,125)
Borrowings under revolving credit facility	162,000	280,000
Repayments of revolving credit facility	(262,000)	(140,000)
Payments of debt issuance costs	—	(6,624)
Repurchase of common stock	(16,567)	(58,510)
Cash dividends paid	(73,151)	(597,864)
Proceeds from issuance of common stock	2,369	17,387
Tax withholdings related to stock-based awards	(3,324)	(16,742)
Excess tax benefits from stock-based awards	324	13,011
Net cash used in financing activities	(215,349)	(237,467)
Net decrease in cash and cash equivalents	(21,192)	(96,059)
Cash and cash equivalents at beginning of period	63,926	159,985
Cash and cash equivalents at end of period	$42,734	$63,926

Table 4
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

HSN, INC. RECONCILIATION OF GAAP TO NON-GAAP DETAILED SEGMENT RESULTS
(unaudited; in thousands)

	Three Months Ended			Three Months Ended
	December 31, 2016			December 31, 2015
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Net income			$43,520			$59,710
Income tax provision			25,279			34,839
Income before income taxes			68,799			94,549
Interest expense, net			4,091			3,939
Operating income	$64,556	$8,334	$72,890	$88,973	$9,515	$98,488
Stock-based compensation expense	3,495	1,039	4,534	3,371	1,223	4,594
Depreciation and amortization	7,747	3,220	10,967	7,045	3,431	10,476
Loss on sale of businesses and asset impairment	—	(363)	(363)	—	568	568
Exit and reorganization costs (a)	—	—	—	1,987	—	1,987
Loss on disposition of fixed assets	47	38	85	12	5	17
Adjusted EBITDA (Non-GAAP measure)	$75,845	$12,268	$88,113	$101,388	$14,742	$116,130

	Year Ended			Year Ended
	December 31, 2016			December 31, 2015
	HSN	Cornerstone	Total	HSN	Cornerstone	Total
Net income			$118,708			$169,239
Income tax provision			71,020			99,615
Income before income taxes			189,728			268,854
Interest expense, net			16,079			15,180
Operating income	$216,301	$(10,494)	$205,807	$253,622	$30,412	$284,034
Stock-based compensation expense	15,073	4,160	19,233	13,889	4,519	18,408
Depreciation and amortization	29,328	13,384	42,712	29,371	14,047	43,418
Loss on sale of businesses and asset impairment (b)(c)	—	31,232	31,232	—	5,568	5,568
Exit and reorganization costs (a)(d)	—	—	—	5,208	—	5,208
Loss on disposition of fixed assets	134	38	172	791	15	806
Adjusted EBITDA (Non-GAAP measure)	$260,836	$38,320	$299,156	$302,881	$54,561	$357,442

(a) Non-GAAP results for the fourth quarter of 2015 exclude $2.0 million of severance costs associated with a reorganization at HSN.
(b) Non-GAAP results for 2016 exclude a loss on sale and asset impairment charges of $31.2 million for the divestiture of TravelSmith and Chasing Fireflies.
(c) Non-GAAP results in 2015 exclude $5.6 million of asset impairment charges, net of other non-cash adjustments, related to Chasing Fireflies.
(d) Non-GAAP results in 2015 exclude $3.2 million for certain costs associated with the planned closure of one of HSN's distribution centers.

HSN, INC. RECONCILIATION OF GAAP NET INCOME AND GAAP DILUTED EPS TO ADJUSTED NET INCOME AND ADJUSTED EPS
(unaudited; in thousands except per share amounts)
	Three Months Ended
	December 31,
	2016		2015
	Net Income	EPS	Net Income	EPS
GAAP	$43,520	$0.82	$59,710	$1.12
Loss on sale of businesses and asset impairment charges	(269)	—	(49)	$—
Exit and reorganization costs (a)	—	—	1,236	0.02
Non-GAAP Adjusted	$43,251	$0.82	$60,897	$1.15
GAAP diluted weighted average shares outstanding		52,759		53,089

	Year Ended
	December 31,
	2016		2015
	Net Income	EPS	Net Income	EPS
GAAP	$118,708	$2.25	$169,239	$3.16
Loss on sale of businesses and asset impairment charges (b)(c)	19,625	0.37	3,101	$0.06
Exit and reorganization costs (a)(d)	—	—	3,247	0.06
Non-GAAP Adjusted	$138,333	$2.62	$175,587	$3.28
GAAP diluted weighted average shares outstanding		52,863		53,505

(a) Non-GAAP results for the fourth quarter of 2015 exclude $2.0 million, or $1.2 million net of tax, of severance costs associated with a reorganization at HSN.
(b) Non-GAAP results for 2016 exclude a loss on sale and asset impairment charges of $31.2 million, or $19.6 million net of tax, for the divestiture of TravelSmith and Chasing Fireflies.
(c) Non-GAAP results in 2015 exclude $5.6 million, or $3.1 million net of tax, of asset impairment charges, net of other non-cash adjustments, related to Chasing Fireflies.
(d) Non-GAAP results in 2015 exclude $3.2 million, or $2.0 million net of tax, for certain costs associated with the planned closure of one of HSN's distribution centers.

HSN, INC.’S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) other significant items.  Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries.  Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, gains and losses that are excluded from the company’s definition of Adjusted EBITDA.

Adjusted Net Income is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) goodwill, long-lived asset and intangible asset impairments, (2) pro forma adjustments for significant acquisitions, (3) discontinued operations and (4) other significant items.  Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  We believe Adjusted Net Income is useful to investors because it represents HSNi’s consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi’s consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Contacts:

Felise Glantz Kissell (Analysts/Investors)
727-872-7529
felise.kissell@hsn.net

Jill Kermes (Media)
727-872-4390
jill.kermes@hsn.net